EXHIBIT 10.13
ROFIN-SINAR TECHNOLOGIES INC.

Mr. Thomas Merk
Wetheinsteinstrasse 12
82335 Berg
Germany

Re: Services with Rofin-Sinar Technologies Inc. and Subsidiaries

Dear Thomas:

Reference is made to your employment agreement (the “Employment Agreement”) effective as of July 1, 2015 with Rofin-Sinar Laser GmbH (the "Company").
The Company is a wholly owned indirect subsidiary of Rofin-Sinar Technologies Inc., a publicly held Delaware corporation (the "U.S. Parent"). Your Employment Agreement contemplates that you will provide services to the Company and to affiliates of the Company, which would include, without limitation, the U.S. Parent and other direct and indirect subsidiaries of the U.S. Parent, The purpose of this letter is to set forth certain terms and conditions relating to the services you will provide to and for the U.S. Parent.
You will serve as the Chief Executive Officer of the U.S. Parent, reporting directly to the U.S. Parent’s Board of Directors (the "Board"). You will have the duties and responsibilities customarily associated with the position of chief executive officer of companies of similar size and nature, and such other duties and responsibilities consistent with your position as the Board may assign to you from time to time.
The compensation you receive from the Company pursuant to your Employment Agreement will serve as consideration for the services you will provide to the U.S. Parent and its subsidiaries. As additional consideration, (a) on July I, 2015, the U.S. Parent made a one-time option grant to you under the U.S. Parent’s 2015 Incentive Stock Plan for the purchase of 20,000 shares of its common stock at an exercise price per share equal to the July 1, 2015 closing price per share, and (b) you will be eligible to receive additional option or other U.S. Parent equity- based compensation awards in the future.
You acknowledge that any and all non-competition, non-disclosure, non-solicitation and other restrictions, limitations and covenants running in favor of the Company pursuant to your Employment Agreement and/or applicable law shall also inure to the benefit of and be enforceable by the U.S. Parent. You agree to execute such additional documents as the U.S. Parent may reasonably request in order to ensure that (a) the U.S. Parent and its subsidiaries will have the full benefit of those restrictions, limitations and covenants and of the services you are required to provide under your Employment Agreement, and (b) following the termination of your employment with the Company, you will be subject to such other restrictions and covenants as the U.S. Parent, acting in accordance with industry practices in the United States, may deem necessary or desirable in order to protect its interests (provided that any such additional restrictions or covenants will not extend beyond the period covered by any corresponding restrictions and covenants prescribed in your Employment Agreement).

If the foregoing comports with your understanding of our agreement relating to the above matters, please so indicate by executing a copy of this letter in the space provided below and returning it to the undersigned,

Very truly yours,

/s/ Gary Willis
Gary Willis, Chairman of the Compensation Committee

Accepted and Agreed to
July 1, 2015

/s/ Thomas Merk
Thomas Merk